CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated December 30, 2004 on the financial statements and financial highlights of Provident Investment Counsel (“PIC”) Flexible Growth Fund, PIC Growth Fund, PIC Select Growth Fund, and PIC Small Cap Growth Fund, each a series of Advisors Series Trust. Such financial statements and financial highlights appear in the October 31, 2004 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectuses and in the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
February 23, 2005